Exhibit 99.1

To:	Members of the Board of Directors and Executive Officers of Doral Financial Corporation

From:	Fernando Rivera-Munich, Executive Vice President and General Counsel

Date:	December 2, 2005

Re:	BLACKOUT NOTICE UNDER SARBANES-OXLEY ACT OF 2002
This notice is to inform you about certain special trading restriction applicable to you as a director or executive officer of Doral Financial Corporation (the “Company”) during the “Blackout Period” that will be in effect as a result of certain changes affecting the options available for investment under the Doral Financial Corporation Retirement & Incentive Savings Plan and the Doral Financial Corporation U.S. Retirement & Incentive Savings Plan (collectively, the “Plans”). As a result of these changes, plan participants will temporarily be unable to direct or diversify investments in their accounts or obtain distributions from the plan. These limitations on transactions will impact the Doral Financial Corporation Unitized Stock Fund maintained under each plan.
Beginning on Monday, January 2, 2006 at 4:00 p.m. Eastern Standard Time (“EST”) and ending on Friday, January 13, 2006 at 4:00 p.m. EST, you will be prohibited from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any equity securities of the Company (including any related derivative security), acquired in connection with your service as a director or employment as an executive officer. As explained in more detail below, this prohibition is imposed by Section 306 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules promulgated thereunder by the U.S. Securities and Exchange Commission, commonly referred to as Regulation BTR (Blackout Trading Restriction).
Generally, under Section 306 of the Sarbanes-Oxley Act, directors and executive officers of the Company are prohibited from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any equity securities of the Company (including any related derivative security), acquired in connection with their service as a director or employment as an executive officer, during the period that participant transactions are restricted under the Plans. IT IS IMPORTANT TO NOTE THAT THESE TRADING RESTRICTIONS PROHIBIT DIRECTORS AND EXECUTIVE OFFICERS FROM ENGAGING IN THESE ACTIVITIES BOTH WITHIN AND OUTSIDE THE PLANS.
Although the trading restrictions described above are subject to certain exceptions, given the complexity of the rules and the short period of time involved, you should avoid any transactions of this nature during the Blackout Period. In addition, pursuant to the Company’s pre-clearance procedures, which continue to apply, you may not engage any transaction involving the Company’s equity securities (including any sale, purchase, gift, loan, pledge, hedge, contribution to a trust or charity, equity compensation plan transaction such as an option exercise, or any other transfer) without first obtaining pre-clearance for such transaction from the Company’s General Counsel..
This notice is provided to you pursuant to Rule 104 of Regulation BTR and Section 306 of the Sarbanes-Oxley Act.
If you have any questions concerning this notice or the Blackout Period, you should contact Fernando Rivera-Munich, Executive Vice President and General Counsel, at Doral Financial Corporation, Legal Division, 1451 F.D. Roosevelt Avenue, 9th Floor, San Juan, P. R. 00920, or by telephone at (787) 474-6380.